                                                                   EXHIBIT 10.14

                            SHAREHOLDERS' AGREEMENT

     THIS SHAREHOLDERS' AGREEMENT ("Agreement") is made and entered into as of September 14, 1998, by and between THE KUSHNER-LOCKE COMPANY, a California corporation ("Kushner-Locke") and NICHOLAS MATZORKIS ("Matzorkis").

     WHEREAS, Kushner-Locke is the beneficial and record owner of 8,000 shares of the common stock, no par value (the "Common Stock") of 800-U.S. Search, a California corporation (the "Company") representing 80% of the currently outstanding shares of Common Stock;

     WHEREAS, Matzorkis is the beneficial and record owner of 2,000 shares of Common Stock representing 20% of the currently outstanding shares of Common Stock (together with any After Acquired Shares (as defined below), the "Matzorkis Shares");

     WHEREAS, pursuant to that certain term sheet, dated as of September 14, 1998, by and among Kushner-Locke, Matzorkis and the Company (the "Term Sheet"), Matzorkis and Kushner-Locke agreed to enter into this Agreement; and

     WHEREAS, the parties hereto desire to enter into this Agreement for the purpose of implementing the Term Sheet and elaborating on the matters contained therein;

     NOW THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

     SECTION 1. CREATION OF TRUST AND TRANSFER OF COMMON STOCK.

          Matzorkis agrees that as soon as reasonably practicable, but in no event later than March 9, 1999, he shall cause all of the Matzorkis Shares to be transferred to an irrevocable trust (the "Trust"), the beneficiary or beneficiaries of which shall be limited to members of Matzorkis' family (other than Matzorkis) and/or Susan Hanle. Such Trust, a true and complete copy of which shall be provided to the Company, shall be administered and controlled solely by an independent trustee which is not Matzorkis, a relative or family member of either Matzorkis or his spouse or an entity which controls, is controlled by or is under common control with any of the foregoing (the "Trustee"). The initial Trustee shall be initially designated by Matzorkis. Promptly upon the creation of such Trust and as a condition to the transfer of all of the Matzorkis Shares into such Trust, the Trustee shall execute this Agreement and be bound hereby as if an original party hereto. Upon execution of this Agreement by such Trustee, all of Matzorkis' rights herein shall be terminated and forever transferred to the Trust. Any proposed transfer, sale or other disposition after the date hereof of any or all of the Matzorkis Shares other than to the Trust pursuant to the terms hereof shall be null and void and of no effect.

     SECTION 2. DESIGNATION OF DIRECTORS.

          (A) For so long as the Trust owns at least 10% of the outstanding shares of Common Stock (the "Trust Minimum"), but subject to Section 6 hereof, the Trust shall have the right to designate, in the aggregate, one (1) director (who will not be Matzorkis) to the Board of

                                      1.

Directors of the Company (the "Board"). Each of Matzorkis and the Trust agrees that he or it will not designate or otherwise nominate, or cause or seek to be nominated, directly or indirectly, any other designees or nominees to the Board except as provided in Section 2(b). Matzorkis agrees to resign from the Board effective immediately upon execution hereof.

          (B) Subject to Section 6 hereof, Kushner-Locke shall have the right to designate three (3) director nominees to the Board.

     SECTION 3. VOTING AGREEMENT.

          (A) Matzorkis and the Trust shall, and Matzorkis shall cause his Affiliates (as defined below) to vote all securities of the Company held, owned or controlled, in each case directly or indirectly, by any and each of them which are entitled to vote at a meeting of the shareholders of the Company (or by written consent) with respect to the nomination and election of members of the Board for the nomination and election of all director designees of Kushner-Locke nominated pursuant to Section 2(b) at any time and from time to time.

          (B) For so long as the Trust owns the Trust Minimum, Kushner-Locke shall, and shall cause its Affiliates to vote all securities of the Company held, owned or controlled, in each case either directly or indirectly, by any and each of them which are entitled to vote at a meeting of the shareholders of the Company with respect to the nomination and election of the members of the Board, for the nomination and election of the director designee of the Trust nominated pursuant to Section 2(a) at any time and from time to time; provided, however, that Kushner-Locke's (and its Affiliates') obligation under this
Section 3(b) shall be subject to the absence of any legal issues (e.g., any consumer reporting statutes or other laws or regulations) which could adversely affect the Company's financial position, results of operations, ability to raise capital, business, operations or prospects as a result of such election.

          (C) The parties hereto agree that Kushner-Locke shall not vote in favor of any sale of substantially all of the assets of the Company to Kushner-Locke, or any of Kushner-Locke's Affiliates or to, Donald Kushner or Peter Locke, unless either (i) the Company has obtained a fairness opinion from a qualified valuation consultant, investment bank or certified public accounting firm as to the consideration to be received by the Company, or (ii) the transaction is approved by a majority of the shareholders of the Company (excluding Kushner-Locke).

     SECTION 4. TAG-ALONG RIGHTS.

          (A) For so long as the Trust owns the Trust Minimum, if Kushner-Locke and/or any of its Affiliates (individually or collectively, the "KL Selling Group" or a "Selling Group," as applicable) or if the Trust and/or any of its Affiliates (individually or collectively, the "NM Selling Group" or a "Selling Group," as applicable) at any time or from time to time, in one or in a series of transactions, enters into an agreement to sell in a private transaction a number of shares of Common Stock which constitutes control of the Company (excluding transfers or sales to members of that Selling Group or dividends or distributions by Kushner-Locke to its shareholders) (a "Tag-Along Sale"), then
(i) in the case of a Tag-Along Sale by the KL Selling Group, the Trust and/or its Affiliates, and (ii) in the case of a Tag-Along Sale by the NM Selling

                                       2.

Group, Kushner-Locke and/or its Affiliates, shall have the right, but not the obligation, to participate in such Tag-Along Sale by selling the number of shares of Common Stock then owned by such parties as set forth in the second succeeding sentence. A party having a right to participate in a Tag-Along Sale pursuant to the preceding sentence is referred to herein as a "Tag-Along Party." The number of shares of Common Stock that the members of a Tag-Along Party collectively shall be entitled to include in such Tag-Along Sale shall be equal to the number of shares of Common Stock beneficially owned by such Tag-Along Party multiplied by a fraction, the numerator of which is equal to the total number of shares of Common Stock the purchaser ("Purchaser") proposes to purchase from the Selling Group which is not the Tag-Along Party, and the denominator of which is the total number of shares beneficially owned by the Selling Group which is not a Tag-Along Party; provided however, that if the Purchaser will not increase the number of shares of Common Stock it will purchase in such Tag-Along Sale without negatively changing any term of the Tag-Along Sale, in lieu of the tag along rights set forth above, a Tag-Along Party will have the right to include in such Tag-Along Sale, replacing an equal number of shares of the Common Stock proposed to be included in such Tag-Along Sale by the Selling Group, that number of shares of Common Stock equal to the same pro rata portion of the shares of Common Stock that the Tag-Along Party beneficially owns as that portion the Selling Group would include in such Tag-Along Sale (after taking into account the full inclusion of all other shares of Common Stock to be included in such Tag-Along Sale under any tag along rights).

          Any such sale or disposition by a Tag-Along Party shall be on the same terms and conditions, including without limitation as to the form of consideration, as the proposed Tag-Along Sale. The Tag-Along Party shall be required to make customary and usual representations and warranties in connection with the Tag-Along Sale, substantially similar to those made by the non-Tag-Along Party, including, without limitation, as to the such Tag-Along Party's ownership and authority to sell, free of all liens, claims and encumbrances of any kind, the shares of Common Stock proposed to be transferred or sold by such Tag-Along Party and, if such Tag-Along Party participates in the Tag-Along Sale, it shall, without limitation as to time, indemnify and hold harmless to the full extent permitted by law, the other members of the Selling Group and the Purchaser against all obligations, costs, damages, expenses, losses, judgments, assessments or other liabilities including, without limitation, any special, indirect, consequential or punitive damages, any court costs, costs of preparation, attorney's fees or expenses, or any accountant's or expert witness' fees arising out of, in connection with or related to any breach or alleged breach of any representation or warranty made by, or agreements, understandings or covenants of, such Tag-Along Party or its affiliates under the terms of the agreements relating to such Tag-Along Sale.

          (B) Without limiting the other exceptions of Section 4(a), the provisions of Section 4(a) shall not apply to (i) any transfer, sale or disposition of shares of Common Stock between Kushner-Locke and any of its Affiliates; (ii) any transfer, sale or other disposition (including, without limitation, through one or more dividends or distributions) of shares of Common Stock by Kushner-Locke to a management employee of the Company or Kushner-Locke or as a spinoff to Kushner-Locke's shareholders; (iii) any sale (a "Public Sale") of shares of Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), or to the shares so sold in a Public Sale or to the purchasers of such shares in a Public Sale.

                                       3.

          (C) In the event of a Tag-Along Sale, (x) if the Selling Group is the KL Selling Group, Kushner-Locke, and (y) if the Selling Group is the NM Selling Group, the Trustee, shall promptly provide the potential Tag-Along Party with written notice (the "Sale Notice") not more than sixty (60) nor less than ten
(10) days prior to the proposed date of the Tag-Along Sale (the "Sale Date"). Such notice shall set forth: (i) the name and address of each Proposed Purchaser; (ii) the number of shares proposed to be sold by such Selling Group;
(iii) the proposed amount and form of consideration to be paid for such shares and the terms and conditions of payment offered by each Purchaser; (iv) the number of shares of Common Stock held of record on the date of the Sale Notice by the KL Selling Group, the NM Selling Group and any other person or entity entitled to similar "tag-along" rights in such Tag-Along Sale; (v) the number of shares of Common Stock the potential Tag-Along Party is entitled to include in the Tag-Along Sale based upon Section 4(a) above; (vi) that the Purchaser has been informed of the "Tag-Along Rights" provided for in this Section 4 and has agreed to purchase all applicable shares of Common Stock in accordance with the terms hereof; and (vii) the proposed date of such Tag-Along Sale.

          Each Tag-Along Party shall provide written notice (the "Tag-Along Notice") to Kushner-Locke on behalf of the KL Selling Group, or the Trustee on behalf of the NM Selling Group, as the case may be, within five (5) business days of the date of the Sale Notice. The Tag-Along Notice shall set forth the number of shares of Common Stock, if any, the Tag-Along Party elects to include in the Tag-Along Sale. If the Tag-Along Notice is not received by the Selling Group from the Tag-Along Party within the five (5) business day period specified above, the Selling Group members shall have the right to sell or otherwise transfer their respective shares of Common Stock to the Purchaser without any participation by the Tag-Along Party, but only on terms and conditions no more favorable, in any material economic respect, to the sellers thereof, than those stated in the Sale Notice and only if such sale occurs not later than sixty (60) days after the date of the Sale Notice.

          (D) None of the Trust, Matzorkis or its or his Affiliates shall pledge, hypothecate or encumber or otherwise make or allow to be created any lien, pledge, claim or other encumbrance of any kind on any of the shares of Common Stock now owned or hereafter acquired by any of them.

          (E) "Affiliate" of a specified person or entity means any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or entity and shall include (x) in the case of a person who is an individual, members of such specified person's immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) and (y) in the case of an entity which is a Trust, the trustee and all beneficiaries of which are such specified person or members of such person's immediate family. For the purposes of this definition, "control" when used with respect to any person or entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling," "controlled" and similar terms have meanings correlative to the foregoing.

                                       4.

     SECTION 5. DRAG-ALONG RIGHTS.

          (A) If Kushner-Locke agrees to transfer, sell or otherwise dispose of, directly or indirectly, shares of Common Stock, which transfer, sale or other disposition (together with transfers, sales or other dispositions by other members of the KL Selling Group) would effectively transfer control of the Company to the Purchasers thereof including but not limited to circumstances under which such Purchasers would hold more shares of Common Stock than Kushner-Locke (a "Drag-Along Sale"), then upon the demand of Kushner-Locke, each of the Trust, Matzorkis and his Affiliates shall transfer, sell or otherwise dispose of the same pro rata amount of their respective outstanding shares of Common Stock in such Drag-Along Sale as the KL Selling Group proposes to transfer, sell or otherwise dispose of its shares of Common Stock in such Drag-Along Sale; provided, however, that this provision shall not apply if such sale is to Kushner-Locke, any of its subsidiaries, Donald Kushner or Peter Locke unless either (i) the Company has obtained a fairness opinion from a qualified valuation consultant, investment bank or certified public accounting firm as to the consideration to be received by the selling shareholders, or (ii) the transaction is approved by a majority of the shareholders of the Company (excluding Kushner-Locke).

          (B) Any such sale or disposition by the Trust, Matzorkis and his Affiliates shall be on the same terms and conditions, including without limitation as to the form of consideration, as the proposed Drag-Along Sale by the KL Selling Group. The Trust, Matzorkis and his Affiliates shall be required to make customary and usual representations and warranties in connection with the Drag-Along Sale, including, without limitation, as to their ownership and authority to sell, free of all liens, claims and encumbrances of any kind, the shares of Common Stock proposed to be transferred or sold by such persons or entities and shall, without limitation as to time, indemnify and hold harmless to the full extent permitted by law, Kushner-Locke and the other members of the KL Selling Group and the Purchasers against all obligations, cost, damages, expenses, losses, judgments, assessments, or other liabilities including, without limitation, any special, indirect, consequential or punitive damages, any court costs, costs of preparation, attorney's fees or expenses, or any accountant's or expert witness' fees arising out of, in connection with or related to any breach or alleged breach of any representation or warranty made by, or agreements, understandings or covenants of, the Trust, Matzorkis or his Affiliates under the terms of the agreements relating to such Drag-Along Sale.

          (C) Prior to making any Drag-Along Sale in which Kushner-Locke wishes to exercise its rights under Section 5(a), Kushner-Locke shall provide the Trust and Matzorkis with written notice (the "Drag-Along Notice") not less than ten
(10) days prior to the proposed date of the Drag-Along Sale (the "Drag-Along Sale Date"). The Drag-Along Notice shall set forth: (i) the name and address of the Purchasers; (ii) the proposed amount and form of consideration to be paid per share of Common Stock, and the terms and conditions of payment offered by each of the Purchasers; (iii) the date of the Drag-Along Sale Notice (the "Drag-Along Notice Date"); (iv) the number of shares of Common Stock held of record by the KL Selling Group on the date of the Drag-Along Notice; (v) the number of shares of Common Stock to be transferred, sold or otherwise disposed of by the KL Selling Group; (vi) the number of shares Common Stock of the Trust, Matzorkis and his Affiliates to be included in the Drag-Along Sale; and (vii) the Drag-Along Sale Date.

                                       5.

          (D) On the Drag-Along Sale Date, the Trust, Matzorkis and his Affiliates shall each deliver or cause to be delivered a certificate or certificates evidencing its shares of Common Stock to be included in the Drag-Along Sale, duly endorsed for transfer with signatures guaranteed, to such Purchasers in the manner and at the address indicated in the Drag-Along Sale Notice.

          (E) If the Trust, Matzorkis and/or his Affiliates receive the purchase price for their shares or such purchase price is made available to them as part of a Drag-Along Sale and, in either case they fail to deliver certificates evidencing their shares of Common Stock as described in this
Section 5, they shall for all purposes be deemed no longer to be a shareholder of the Company (with the record books of the Company updated to reflect such status), shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to the Company's Common Stock held by them, shall have no other rights or privileges as a shareholder of the Company and, in the event of liquidation of the Company, their rights with respect to any consideration they would have received if they had complied with this Section 5, if any, shall be subordinate to the rights of any equity holder. In addition, upon demand by Kushner-Locke, and in addition to any other rights or remedies of Kushner-Locke granted herein or otherwise, the Company shall stop any subsequent transfer of any such shares of Common Stock held by the Trust, Matzorkis or his Affiliates.

     SECTION 6. TERMINATION.

          The provisions of Section 2 through and including 5 hereof shall terminate upon the earlier of (i) the effective date of the initial public offering of shares of the Company's common stock pursuant to the Act, or (ii) upon the date that the Trust, Matzorkis and/or his Affiliates hold less than ten percent (10%) of the issued and outstanding shares of the Company's Common Stock. The provisions of Section 1 hereof shall terminate upon the fifth anniversary of the IPO date.

     SECTION 7. MISCELLANEOUS.

          (A) AFTER-ACQUIRED SHARES. All of the provisions of this Agreement shall apply to, and the terms "Common Stock" or "Matzorkis Shares" shall mean and include as to each applicable person or entity, (i) all of the Common Stock now owned or controlled by, such person or entity or its respective Affiliates,
(ii) all shares of Common Stock hereafter transferred to or controlled by such person or entity or its respective Affiliates, (iii) all securities of the Company received by such person or entity or its respective Affiliates as a dividend on, or in connection with, a split of Common Stock or as a result of any exchange or reclassification of Common Stock or any form of corporate reorganization, recapitalization, consolidation, or merger, (iv) any securities convertible into, or exchangeable for, Common Stock or other security referred to in this definition, and (v) any option, warrant or right to acquire Common Stock or any other security referred to in this definition.

          (B) LEGEND. A copy of this Agreement shall be filed with the Secretary of the Company and shall be kept at its principal executive office. Upon the execution of this Agreement, each party hereto shall cause each certificate representing shares of Common Stock

                                       6.

now or hereafter owned by it or him or its or his Affiliates to carry a legend, in addition to any other applicable legends, as follows:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A SHAREHOLDERS' AGREEMENT, DATED AS OF SEPTEMBER 14,1998, AND MAY NOT BE PLEDGED, HYPOTHECATED OR ENCUMBERED, OR TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF, EXCEPT AS THEREIN PROVIDED. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICES OF THE COMPANY."

          (C) NOTICES. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the third Business Day after having been mailed in a general or branch post office and enclosed in a registered or certified postage prepaid envelope; the first Business Day after having been sent by recognized overnight courier; or when personally delivered; and, in each case, addressed to the respective parties at the addresses stated below or to such other changed addresses that the parties may have fixed by notice in accordance herewith. The term "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York or Los Angeles, California are authorized or required by law, regulation or executive order to remain closed.

               (I)  if to the Trust, Matzorkis or its or his Affiliates:

                    800-U.S. Search
                    9701 Wilshire Boulevard, Suite 700
                    Beverly Hills, California 90212
                    Attn: Nicholas Matzorkis
                    Facsimile: (310) 786-8349

               with a copy to:

                    Troop, Steuber, Pasich, Reddick & Tobey, LLP
                    2029 Century Park East, Suite 2400
                    Los Angeles, California 90067
                    Attn: Nicholas Rockefeller, Esq.
                    Facsimile: (310) 728-2251

               (II) if to Kushner-Locke or its Affiliates:

                    The Kushner-Locke Company
                    11601 Wilshire Boulevard, 21st Floor
                    Los Angeles, California 90025
                    Attn: Peter Locke
                    Facsimile: (310) 481-2094

                                       7.

               with a copy to:

                    Kaye, Scholer, Fierman, Hays & Handler, LLP
                    1999 Avenue of the Stars, Suite 1600
                    Los Angeles, California 90067
                    Attn: Barry L. Dastin, Esq.
                    Facsimile: (310) 788-1200

          (D) GOVERNING LAW AND FORUM. This Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of California without regard to the conflict of laws principles of such state. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the state and federal courts located in the County of Los Angeles, State of California. The aforementioned choice of venue is intended by the parties hereto to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties hereto with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each of the parties hereto hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the state and federal courts located in the County of Los Angeles, State of California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each of the parties hereto authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph according to the procedure for the giving of notices as set forth in this Agreement. Any final judgment rendered against either of the parties hereto in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

          (E) ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted transferees, successors and assigns.

          (F) AMENDMENT; WAIVER. Neither this Agreement nor any term or provision hereof may be amended, waived, discharged or modified other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or modification is sought. Any amendment shall be effective and binding on all of the parties hereto. Any waiver of the application of any term or provision herein or breach hereof shall not be deemed to be a waiver of any other term, provision or breach and shall not be deemed a waiver of any subsequent application of such term or provision or the occurrence of a subsequent breach.

          (G) SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that (i) monetary damages would be an inadequate remedy for a breach of any of the provisions of this Agreement, (ii) each party shall therefore be entitled to specific performance of its rights under this Agreement without obligation to post bond or other security in seeking such relief and (iii) in the event of any action for specific performance of any right under this Agreement by any party hereto against the other party hereto (such latter party, the "Defending Party"), the Defending Party shall waive the defense that a remedy at law would be adequate.

                                       8.

          (H) THIS AGREEMENT CONTROLS. Each of the parties hereto agrees that to the extent, if any, that any provision of this Agreement conflicts with any other agreement covering the Company's securities to which such party may be a party, the provisions of this Agreement shall control. This Agreement supersedes the Term Sheet, dated as of September 14, 1998.

          (I) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter of this Agreement.

          (J) ATTORNEY'S FEES. In any action or proceeding brought by any party hereto to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party (as determined by the Deciding Authority (as defined below) based upon all of the facts and circumstances) shall be entitled to recover reasonable attorney's fees and expenses, in addition to its costs and expenses and any other available remedy, associated with such action or proceeding as may be fixed by any court of competent jurisdiction, or other jurisdiction or quasi-judicial body (including, without limitation, an arbitrator or arbitrators) having jurisdiction thereof ("Deciding Authority") whether or not such action or proceeding results in a final judgment or award.

          (K) TRANSFEREES, ASSIGNEES AND PURCHASERS BOUND. Except as otherwise provided herein, no transfer of shares of capital stock of the Company by Kushner-Locke or Matzorkis or the Trust to any of its or his respective Affiliates or to any permitted transferee, successor, permitted assignee or Purchaser shall be effective unless and until such Affiliate or permitted transferee, successor, permitted assignee or Purchaser expressly agrees in writing to be bound by the terms and conditions of this Agreement as if such Affiliate or permitted transferee, successor, permitted assignee or Purchaser were an original party hereto. In addition, if applicable, such Affiliate or permitted transferee, assignee or Purchaser must obtain the consent of his or her spouse, in the form attached hereto as Exhibit A, in which such spouse agrees that any interest of that spouse in such transferred shares of capital stock of the Company will be subject to the terms and conditions of this Agreement.

          (L) SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

          (M) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                       9.

          (N) INTERPRETATION. The parties hereto agree that each party has participated in the drafting and preparation of this Agreement, and, accordingly, in any construction or interpretation of this Agreement, the same shall not be construed against any party by reason of the source of drafting.

          (O) SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                                      10.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        THE KUSHNER-LOCKE COMPANY,
                                        a California corporation


                                        By: /s/ Peter Locke
                                           ------------------------------
                                        Name: Peter Locke
                                             ----------------------------

                                        Title: Co- Chairman
                                              ---------------------------

                                        /s/ Nicholas Matzorkis
                                        ---------------------------------
                                        Nicholas Matzorkis

                                      11.